Exhibit 1

                              LIBERTY BANCORP, INC.

                        COMPUTATION OF EARNINGS PER SHARE

                                                    Nine Months                 Three Months
                                                       Ended                       Ended
                                                September 30, 1999          September 30, 1999
                                                ------------------          ------------------
Net income                                          $  980,578                   $  369,825
                                                    ----------                   ----------

Weighted average common shares outstanding           3,669,225                    3,626,329

Common stock equivalents due to dilution effect
  of stock options                                     None                         None
                                                    ----------                   ----------

Total weighted average common shares and
  equivalents outstanding                            3,669,225                    3,626,329
                                                    ----------                   ----------

Basic earnings per common share                     $     0.27                   $     0.10
                                                    ==========                   ==========

Diluted earnings per common share                   $     0.27                   $     0.10
                                                    ==========                   ==========